Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-124590, 333-145120, 333-161219, 333-176020 on Form S-8 and Registration Statement No. 333-163276 on Form S-3 of our reports dated March 13, 2012, relating to the consolidated financial statements and financial statement schedule of Commercial Vehicle Group, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Commercial Vehicle Group, Inc., for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Columbus, Ohio

March 13, 2012